INDEXEDGE INVESTMENT CONSULTING, LLC

Code of Ethics

January 2008

Introduction

The purpose of this Code of Ethics is to (i) remind employees that the Firm's responsibility to its clients is to provide effective and proper professional investment management advice based upon unbiased independent judgment; (ii) set standards for employee conduct in those situations where conflicts of interest are most likely to arise; (iii) assure that employees understand their responsibilities under the federal securities laws; (iv) protect the Firm from reputational damage; and (iv) develop procedures that allow the Firm to monitor employee activity for compliance with the Firm's Code of Ethics.

Section 1 - Scope

1.1 - <u>Persons covered under the Code</u>

The Code applies to the Firm's Supervised Persons. A sub-category of Supervised Persons known as known as Access Persons are covered in sections of the Code dealing with personal securities transactions. Access Persons who advise mutual funds are a separate category of Access Persons.

Supervised Persons are defined in Section 202(a)(25) of the Advisers Act as:

- Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);
- Employees; and
- Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser's supervision and control.

Access Persons

Access Persons are a separate category of Supervised Persons who are subject to personal securities reporting requirements. Access Person is defined as any of the Firm's Supervised Persons:

- Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund the Firm or its control affiliates manage; or
- Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

If the Firm's primary business is providing investment advice, all of the Firm's directors are presumed to be access persons. However, this presumption is rebuttable and certain directors of the Firm may not be considered Access Persons if they do not otherwise fall under the definition of Access Person.

Access Persons – Mutual Fund Adviser

Access Persons for Advisors to Mutual Funds are defined under Rule 17j-1 of the Investment Company Act as:

- Directors, officers, and general partners of the Advisor; and
- Advisory Persons defined as:
    - Any director, officer, general partner or employee of the Advisor (or a company in a control relationship to the Advisor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities (see definition in next section) by the Mutual Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

- Any natural person in a control relationship to the Advisor who obtains information concerning recommendations made to the Mutual Fund with regard to the purchase or sale of Covered Securities by the Mutual Fund.

1.2 – Securities Covered by the Code

A **Covered Security** includes any instrument that is considered a "Security" under the Advisers Act with the exception of the following:

- Direct obligations of the U.S. government (e.g., treasury securities);
- Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
- Shares issued by money market funds;
- Shares of open-end mutual funds that are not advised or sub-advised by the Firm or its affiliates; and
- Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Firm or its affiliates.

Section 2- Statement of General Principles

The Firm is dedicated to providing effective and proper professional investment management services to its clients and depends upon a high level of public and client confidence for its success. That confidence can be maintained only if the Firm's Supervised Persons observe the highest standards of ethical behavior in the performance of their duties. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of its clients first and to refrain from having outside interests that conflict with the interests of its clients. The Firm and its Supervised Persons must avoid any circumstances that might adversely affect or appear to affect the Firm's duty of complete loyalty to clients.

While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might rise, this Code is designed to set forth the Firm's policy regarding Supervised Persons conduct in those situations in which conflicts are most likely to develop. As Firm personnel consider the more detailed provisions of the Code, they should keep in mind the following fundamental fiduciary principles that govern their activities:

1. The interests of the clients must come first. Firm personnel must scrupulously avoid serving their own interests ahead of those of the client when making any decision relating to personal investments;
2. Access Persons must not take inappropriate advantage of their positions;
3. Information concerning clients investments must be kept confidential; and
4. Access Persons must always provide professional investment management advice based upon unbiased independent judgment.

These principles govern all conduct by Supervised Persons whether or not such conduct is covered by specific procedures. Failure to comply with these general principles may result in disciplinary action, including termination.

Section 3 - Personal Securities Transactions

3.1 - Policy

The Firm requires that all Access Persons strictly comply with the Firm's policies and procedures regarding Personal Securities Transactions. Those employees found to be out of compliance are subject to disciplinary action including termination of employment.

3.1.1 - IPO's and Private Placements

(Note: The following section is required by the Rule)

Pre-clearance
All Access Persons are required to obtain the approval of the Chief Compliance Officer ("CCO") or a person designated by the CCO ("DP") before directly or indirectly acquiring a beneficial ownership in an initial public offering ("IPO") or Private Placement ("Limited Offering"). The Access Person is required to request approval on the Firm's Pre-clearance Request Form attached as Exhibit G to this Code.

(Note: Firms may want to consider a prohibition rather than pre-clearance for IPO's and Private Placements. In the case of IPO's, Access Persons are generally prohibited from purchasing new issues under NASD rules.)

Prohibition
No Access Person shall acquire any direct or indirect beneficial ownership interest in securities in an initial public offering ("IPO") or Private Placement ("Limited Offering"). This prohibition is designed to eliminate even the appearance of a conflict of interest between the Access Person and Firm clients. With the approval of the CCO the following exceptions to this prohibition are allowed:

- The issuer of the IPO employs either the spouse or other household member of the investment personnel, or
- The issuer of the IPO is owned by a relative or household member of the investment personnel, or
- The IPO is the result of the de-mutualization of an insurance or financial services company for which the investment personnel, their spouse or household member is eligible to acquire shares due to an insurance policy, deposit or financial interest held with the issuer.

3.1.2 - Covered Securities other than IPO's and Private Placements

(Note: We have included the following pre-clearance requirement for Covered Securities. We consider this to be a best practice for firms that select individual securities; however, it is not specifically required by the new rule.)

An Access Person may acquire a direct or indirect beneficial ownership interest in Covered Securities only if the Access Person obtains the prior written approval of the CCO utilizing the Firm's Pre-clearance Request Form attached as Exhibit G to this Code.

Exceptions to the Pre-clearance Requirement
Securities not included in the definition of Covered Security in Section 1.2 of this Code are not subject to the pre-clearance requirement. Because certain types of Covered Securities do not present the opportunity for the type of improper trading activities this Code is designed to prevent, the following transactions in Covered Securities are excepted from the pre-clearance requirement of section 3.1.2:

1. Exchange Traded Funds based on broad-based securities indices;
2. Purchases or sales of Covered Securities in which the Access Person exercises no direct or indirect influence or control;
3. Transactions resulting from automatic dividend reinvestment plans or other automatic investment plans;
4. Securities acquired through corporate distributions applicable to all holders of the same class of security (e.g. stock dividends);
5. Options on currencies or broad-based indices; and
6. Purchases affected upon exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer.

3.1.3 - Seven Day Blackout Periods

No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

1. Which he or she knows or should have known at the time of such purchase or sale is or has been considered for purchase or sale by any Client Accounts within the most recent seven (7) trading days, or
2. Which is or has been purchased or sold by any Client Accounts within the most recent seven (7) trading days.

Exceptions to the Seven Day Blackout Period

1. Transactions in securities for which the market capitalization of the company is greater than $10 billion are **not subject** to this 7-day blackout provision. However, such transactions are subject to a volume restriction of no more than 1% of the average daily volume for the last four weeks. The market capitalization of a company and the volume restriction are determined by the CCO using objective financial sources.
2. Transactions in securities exempt from the definition of Covered Securities in Section 1.2 of this Code; and
3. Transactions in Covered Securities listed as exceptions to the pre-clearance requirements in Section 3.2 of this Code.

3.1.4 - Ban on Short-Term Trading (60-Day rule)

Access Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of any direct or indirect beneficial ownership interest in the same (or equivalent) Covered Securities within any period of 60 consecutive calendar days without prior approval of the CCO.

Exceptions

The following transactions are specifically excepted from the ban on short term trading:

1. Exchange Traded Funds based on broad-based securities indices;
2. Purchases or sales of Covered Securities in which the Access Person exercises no direct or indirect influence or control; and
3. Options on currencies or broad-based indices.

Profits from Short – term Trading

Any profits realized on prohibited short-term trades are required to be contributed to a charitable organization that is not a client or prospective client of the Firm.

3.1.5 - Restricted List

The CCO shall maintain a list (the "Restricted List") containing the names of issuers:

a. For which an officer of Firm (or that officer's family member) serves as an officer or director, or issuers in which any officer of the Firm (or that officer's family member) owns greater than a 4.9% interest

b. That Supervised Persons may have Insider information about, or

c. That the Firm is analyzing or considering for client transactions.

No Supervised Person shall purchase or sell, directly or indirectly, any Covered Security on the Restricted List in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership without the prior approval of the CCO.

3.1.6 - Affiliated Mutual Funds (If applicable)

Mutual funds advised or sub-advised by the Firm or its affiliates ("Advised Funds") are Covered Securities under this Code and, therefore, subject to all trading restrictions on Access Persons. In addition, the Firm prohibits all Supervised Persons from effecting so-called "market timing" transactions in any Advised Funds. Market timing refers to rapid and/or frequent transactions (buy and sells) in the Advised Funds in order to take advantage of disparities between the price of a fund's shares and the values of the underlying securities in its portfolio. Therefore, Supervised Persons are required to hold any shares of a mutual fund advised or sub-advised by the Firm or its affiliates for at least sixty (60) days prior to selling those shares except in cases of extreme financial hardship as determined and approved by the CCO.

3.2 - Procedures for Reporting Personal Securities Transactions

3.2.1 - Pre-clearance Procedures

All Access Persons who are required to pre-clear transactions must utilize the Firm's Pre-clearance Request Form (Exhibit G). Pre-clearance will be valid for one trading day for market orders and limit orders.

Access Persons requesting approval to purchase a Limited Offering must include the offering documents with the Pre-clearance Request Form.

Approval will be granted by the CCO or other designated reviewer. Pre-clearance of trades for the CCO or other designated reviewer will be approved by the President. The time of approval and signature of person granting approval are required on the Pre-clearance Request Form.

3.2.2 - Reporting Personal Securities Transactions

The Firm requires that all Access Persons receive prior approval from the CCO in writing prior to opening a securities account with a financial institution. If the account is approved, the CCO will sent a Request for Duplicate Confirmations and Statements

3.2.3 - Reporting Personal Securities Holdings

Initial
Access Persons are required to submit to the CCO a report of all holdings in Covered Securities within **10 calendar days** of becoming an Access Person. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

Annual
Access Persons are required to submit a report of holdings in Covered Securities by February 14th of each year. The information must be current as of a date no more than 45 days prior to the date the report is submitted which shall be December 31st of the previous year.

Content
The holdings report must include:

1. Title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;
2. Name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and
3. Date the report is submitted by the Access Person.

Reporting Form
All Access Persons are required to report initial and annual holdings using the Initial/Annual Certification Form attached to this Code as **Exhibit E**. Account statements from financial institutions may be attached to the Certification rather than duplicating information on the Form.

3.2.4 - Reporting Exemptions

The Firm's Code does not require an Access Person to submit:

1. A quarterly transaction report if the report duplicates information contained in confirmations or account statements received by the CCO as long as such information is received no later than thirty days after the end of the calendar quarter;
2. Any report covering securities held in accounts over which the Access Person had no direct or indirect influence or control;
3. Transactions effected pursuant to an automatic investment plan; and
4. Any report if the Firm has only one Access Person as long as the transactions and holdings required under rule 204A-1 are maintained by the Firm.

Section 4 - Code of Conduct

Rule 204A-1 of the Advisers Act requires the Firm's Code of Ethics to set forth a standard of business conduct required of all Supervised Persons. The standard must reflect the Firm's fiduciary obligations and those of its Supervised Persons and must also require compliance with the federal securities laws.

The Firm's Code of Conduct is designed to reflect the Firm's commitment to ethical conduct as set forth in its statement of general principles in Section 2 of this Code of Ethics. It covers a number of topics including conflicts of interest, gifts and entertainment, political contributions, board directorships and outside business activities.

4.1 - Conflicts of Interest

The Code is intended to (a) minimize conflicts of interest and even the appearance of conflicts of interest, between the personnel of the Firm and its clients in the securities markets and (b) assure that personal securities transactions of the Firm's Access Persons are made in compliance with applicable securities laws.

The Firm's general policy is to avoid conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in favor of clients. When a potential conflict of interest arises, the Firm and Supervised Persons must recognize that the client has a prior right to the benefits of the Firm's judgment over the Supervised Person or any members of the Supervised Person's family whom he or she may advise. Inevitably, this policy places some restriction on freedom of investment for Supervised Persons and their families.

The Firm's procedures for dealing with specific conflicts of interest are found in Section 3 of this Code covering Personal Securities Transactions and in separate policies and procedures covering areas such as trading, brokerage practices, soft dollars, aggregation and allocation of trades and allocation of limited investment opportunities.

4.2 - Compliance with Legal and Regulatory Requirements

Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

1. To employ any device, scheme or artifice to defraud any client or prospective client;
2. Make any untrue statement of material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;
3. To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon such client;
4. To engage in any manipulative practice with respect to such client; or
5. To engage in any manipulative practice with respect to securities including price manipulation.

Supervised Persons must comply with applicable federal securities laws and other federal laws, including the following

1. Investment Advisers Act of 1940
2. Investment Company Act of 1940
3. Gramm-Leach-Bliley Act of 2002 (Title V)
4. Sarbanes-Oxley Act of 2002
5. Securities Act of 1933; and
6. Securities Exchange Act of 1934.

4.3 - <u>Confidentiality</u>

The Firm requires all Supervised Persons to keep information about clients, both individuals and institutions, in strict confidence, including the client's identity (unless the client consents), the client's investment objectives and policies, the client's securities holdings, and investment strategies implemented on behalf of the client.

The Firm prohibits Supervised Persons from disclosing nonpublic information concerning clients or securities transactions to Supervised Persons within the Firm or with affiliates of the Firm, except as necessary to carry out their responsibilities or for other legitimate business purposes.

The Firm maintains physical safeguards to protect client information as set forth in separate compliance procedures covering privacy issues.

4.4 - <u>Insider Trading</u>

The Firm's Insider Trading Policy is covered is a separate compliance module. The Firm's policy is that no Supervised Person may engage in what is commonly known as Insider Trading.

Specifically, the Firm prohibits:

1. Trading, either in a Covered Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or
2. Communicating material nonpublic information to others in violation of the law.

The legal penalties for engaging in Insider Trading are described in a separate module, which contains procedures intended to help the Firm prevent, detect and, if necessary, punish violative conduct. Refer to that Module whenever any question arises regarding the possession of material, nonpublic information about a security.

4.5 - <u>Gifts and Entertainment</u>

4.5.1 - Policy

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. The Firm's Supervised Persons should not engage in any activity, practice or act which conflicts with the best interests of the Firm or its clients. Accepting gifts of more than a nominal value could influence a Supervised Person in such a way as to impede his or her independence when making decisions on behalf of the Firm or its clients. Similarly, offering gifts that are of greater than nominal value may put the client in an awkward position and create the sense that the Firm is trying to "buy" their business.

Employees are encouraged to participate in social activities with those with whom the Firm maintains business relationships so long as they are reasonable and customary types of social activities in a business context. However extravagant entertainment from or to a client, prospective client or other person or entity with which the Firm conducts business is strictly prohibited.

In order to avoid potential conflicts involving gifts and entertainment the Firm requires all Supervised Persons to adhere to the following specific policies and procedures.

4.5.2 - Procedures

Supervised Persons may not accept or give, either directly or indirectly, gifts or entertainment with a value in excess of $250 from or to clients, prospective clients, or other persons or entities with which the Firm has or is likely to have a business relationship without the prior approval of the CCO.

A "gift" includes any type of gratuity, favor, service, discount or price concession, loan (except from a relative), fee, compensation, securities, real property, or anything of monetary value. If a Supervised Person receives anything of value, directly or indirectly, that violates this policy, he or she must promptly notify the CCO. Accepting cash in any amount is strictly prohibited. If there is a question regarding the value of a gift the CCO must make the final determination as to the value.

"Entertainment" includes activities such as dinners, sporting events, and theater tickets

4.5.3 - Other Provisions regarding Gifts and Entertainment

Pre-Clearance
The Firm requires pre-clearance of any business entertainment events or gifts to or from government officials.

Reporting
The Firm requires quarterly reporting to the CCO of all gifts and entertainment received on the Firm's Gifts and Entertainment Reporting Form (Exhibit I). Such reports are due thirty days following the end of each calendar quarter.

Solicited Gifts
The Firm prohibits Supervised Persons from using their position with the Firm to obtain anything of value from a client, prospective client, or any other person or entity with which the Firm conducts business.

4.6 - Political Contributions (If applicable)

The Firm expressly prohibits Supervised Persons from making political contributions in order to obtain business (commonly know as "pay to play"). Those Supervised Persons responsible for obtaining business from government entities are required to disclose any political contribution to candidates for whom the Supervised Person could not vote in excess of $250 to the CCO quarterly.

4.7 - Communications with the Public

All communications with clients, prospective clients, the media and others must be fair, balanced and truthful. Communications with the press is not allowed without the prior approval of the Chief Compliance Officer.

The Firm's separate Advertising Compliance Procedures cover, among other things, specific requirements for pre-approval of marketing material, electronic communications requirements, and requirements relating to performance advertising.

4.8 - Service on a Board of Directors

The Firm prohibits Access Persons from serving on the boards of publicly traded companies except in cases where such service is consistent with the best interests of the Firm's clients. In such cases, prior written approval by the Chief Compliance Officer ("CCO") as well as the Compliance Committee is required. The Access Person will be subject to Information Barriers designed to isolate the Board member from Access Persons within the Firm who cover that particular issuer. Such procedures will be set forth in the Firm's separate insider trading compliance procedures.

4.9 - Other Outside Activities

The Firm requires the Chief Compliance Officer to pre-approve all outside business activities and positions with charitable or public organizations. If the outside activities could pose a real or perceived conflict of interest with Firm clients, or interfere with the Supervised Person's responsibilities to the Firm, the CCO may prohibit such activity. In addition, Supervised Persons may not accept a position as executor of an estate, trustee, or power of attorney without the prior approval of the Chief Compliance Officer unless such position is for a family member.